                                                                     EXHIBIT 23b

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the  incorporation  by  reference in the  Registration  Statements
(Forms  S-8  No.  33-28045,  33-65140,   333-28395,   333-57873  and  333-98645)
pertaining to the Incentive and Non-Qualified Stock Option Plan, as amended, and the 1988 Joint  Incentive  and  Non-Qualified  Stock Option Plan,  as amended of
United  Capital Corp. of our report dated February 14, 2001 (except Notes 2, 12,
14 and 17,  as to  which  the date is  March  14,  2003),  with  respect  to the consolidated statements of income, stockholders' equity and cash flows of United
Capital Corp. and  subsidiaries for the year ended December 31, 2000 included in the Annual Report (Form 10-K) for the year ended December 31, 2002.

/s/ Ernst & Young LLP
---------------------------
    Ernst & Young LLP

New York, NY
March 24, 2003